Exhibit 10.31
Execution Copy
June 9, 2010
STOCK PURCHASE AGREEMENT
by and between
NORDSON CORPORATION
and
BALDWIN TECHNOLOGY COMPANY, INC.
and
BALDWIN AMERICAS CORPORATION
and
BALDWIN EUROPE CONSOLIDATED BV
Dated June 9, 2010

i

LIST OF EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Promissory Note
Exhibit C	Sample Closing Date Balance Sheet
Exhibit D	Lease Deed of Substitution
Exhibit E	Transition Services Agreement
Exhibit F	Deed of Substitution and Amendment
Exhibit G	Supply Agreement

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated June 9, 2010, is entered into by and among Nordson Corporation, a corporation organized under the laws of the State of Ohio (“Nordson”), Baldwin Technology Company, Inc., a corporation organized under the laws of the State of Delaware (“Baldwin”), Baldwin Americas Corporation (the “U.S. Acquisition Subsidiary”) and Baldwin Europe Consolidated BV (the “Dutch Acquisition Subsidiary” and, together with the U.S. Acquisition Subsidiary, the “Acquisition Subsidiaries”).
     WHEREAS, Nordson owns all of the outstanding share capital (the “Nordson UV Limited Shares”) of Nordson UV Limited, a limited liability company registered in England and Wales (“Nordson UV Limited”), and all of the issued and outstanding shares of capital stock (the “Horizon Lamps Shares”) of Horizon Lamps, Inc., a corporation organized under the laws of the State of New Jersey (“Horizon Lamps”).
     WHEREAS, Nordson UV Limited owns all of the outstanding share capital of each of Spectral Technology Limited (“STL”), Primarc Limited (“Primarc”), Colordry Limited (“Colordry”), Wallace Knight Limited (“WKL”) and ACT Spectral Limited (“ACT”).
     WHEREAS, Baldwin desires to have the Dutch Acquisition Subsidiary purchase the Nordson UV Limited Shares and the U.S. Acquisition Subsidiary purchase the Horizon Lamps Shares pursuant to this Agreement, and Nordson desires to sell the Nordson UV Limited Shares to the Dutch Acquisition Subsidiary and the Horizon Lamps Shares to the U.S. Acquisition Subsidiary pursuant to this Agreement.
     NOW, THEREFORE, for good and valuable consideration, Nordson and Baldwin hereby agree as follows:
     1. Definitions. The defined terms used in this Agreement are set forth on Exhibit A hereto.
     2. Sale and Purchase of the Transferred Shares.
          (a) Sale and Purchase. On the Closing Date, Nordson shall sell the Nordson UV Limited Shares to the Dutch Acquisition Subsidiary (and the Dutch Acquisition Subsidiary shall purchase the Nordson UV Limited Shares) and the Horizon Lamps Shares to the U.S. Acquisition Subsidiary (and the U.S. Acquisition Subsidiary shall purchase the Horizon Lamps Shares), in each case free and clear of any and all liens, claims, charges, encumbrances, pledges, security interests, mortgages, options and third party rights of any kind (“Encumbrances”). At the Closing, Nordson shall deliver to the Acquisition Subsidiaries certificates for the Transferred Shares that are duly endorsed for transfer to the Acquisition Subsidiaries or accompanied by duly executed stock powers.
          (b) Purchase Price. In exchange for the sale of the Transferred Shares, Baldwin shall pay to Nordson a purchase price equal to $1,500,000 (the “Purchase Price”),

subject to the adjustment as provided in Section 4. Baldwin shall pay the Purchase Price by executing and delivering to Nordson, on the Closing Date, a promissory note in the principal amount of the Purchase Price (as adjusted pursuant to Section 4) and in the form attached hereto as Exhibit B (the “Promissory Note”). The Promissory Note shall include a maturity date of five (5) years from the Closing Date and be senior in priority to any future subordinated indebtedness of Baldwin. The principal amount of the Promissory Note (the “Principal Amount”) shall be subject to adjustment as provided in Sections 4 and 14(a).
          (c) EBITDA Subsidy. As an agreed subsidy based on the EBITDA of the Transferred Business for the fiscal year ended October 31, 2009, Nordson will pay to Baldwin $150,000 in immediately available funds on the Closing Date.
          (d) Transfer of Intellectual Property. On the Closing Date, Nordson shall transfer to the entity or entities designated by Baldwin the intellectual property rights relating to the Transferred Business listed on Schedule 2(d) hereto (the “Transferred Intellectual Property”), pursuant to such transfer documents as shall be reasonably acceptable to both Nordson and Baldwin.
     3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at a mutually agreed time and place on June 30, 2010, or on such other date as the parties may agree. The actual date of the Closing is referred to as the “Closing Date.”
     4. Post-Closing Adjustment of the Purchase Price.
          (a) The Net Working Capital as of the Closing Date, as well as any adjustment of the Purchase Price resulting therefrom, shall be determined on the basis of a balance sheet of the Transferred Entities as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), which shall be prepared in accordance with the sample balance sheet as of January 31, 2010 set forth on Exhibit C hereto (the “Sample Closing Date Balance Sheet”). Baldwin shall deliver to Nordson a proposed Closing Date Balance Sheet showing the calculation of the Net Working Capital as of the close of business on the Closing Date no later than sixty (60) days after the Closing Date. In connection with Nordson’s review of the Closing Date Balance Sheet, Baldwin shall provide Nordson with access to the applicable books, records, properties, assets and employees of the Transferred Business, and copies of all supporting work papers generated in connection with the preparation of the Closing Date Balance Sheet, as shall be reasonably necessary for Nordson to complete its review of the Closing Date Balance Sheet. The Closing Date Balance Sheet shall become binding as between the parties if (i) Nordson approves the Closing Date Balance Sheet or (ii) Nordson does not object within thirty (30) days after delivery thereof, such objection to be evidenced by a written notice asserting that the Closing Date Balance Sheet received from Baldwin does not meet the provisions of this Agreement (an “Objection”). In the event that Nordson and Baldwin cannot agree on the Closing Date Balance Sheet within thirty (30) days following the delivery of an Objection, Nordson and Baldwin shall submit the items in dispute to Deloitte LLP or, if such firm is unable or unwilling to so act, such other internationally-recognized firm of independent public accountants as mutually agreed upon by Nordson and Baldwin (the “Independent

Accountants”). The Independent Accountants shall finally determine, in accordance with this Section 4, the matters that have been raised in the Objection and remain in dispute between Nordson and Baldwin as promptly as reasonably practicable, it being agreed and understood that the Independent Accountants shall not consider or resolve any other matters. The Independent Accountants shall give the parties adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Nordson and Baldwin and their respective advisors. The final decision of the Independent Accountants shall include the reasons for its decision, but shall not fall outside the positions taken by the parties in respect of the matters that remain in dispute. The determination of the Independent Accountants shall (in the absence of fraud or manifest error) be final and binding on the parties. Nordson and Baldwin shall each pay one-half of the fees and expenses of the Independent Accountants in connection with any such dispute. Such fees and expenses of the Independent Accountants shall promptly be paid in cash or by wire transfer directly to the Independent Accountants upon demand.
          (b) The Purchase Price shall be adjusted, to the extent applicable, as follows: (i) if the Net Working Capital as stated on the Closing Date Balance Sheet as finally calculated exceeds the Target Net Working Capital, then the Purchase Price shall be increased in an amount equal to such excess; and (ii) if the Target Net Working Capital exceeds the Net Working Capital as stated on the Closing Date Balance Sheet as finally calculated, then the Purchase Price shall be decreased in an amount equal to such excess. Any adjustment effected under this Section 4 shall for Tax purposes be treated as an adjustment to the purchase price payable under this Agreement. Promptly after the final calculation of the Net Working Capital and any adjustment to the Purchase Price under this Section 4, the Principal Amount of the Promissory Note shall be correspondingly adjusted.
     5. Representations and Warranties by Nordson. Nordson hereby represents and warrants to Baldwin and the Acquisition Subsidiaries as follows:
          (a) Ownership of Shares. Nordson owns the Nordson UV Limited Shares, which constitute all of the outstanding share capital of Nordson UV Limited. Nordson owns the Horizon Lamps Shares, which constitute all of the outstanding shares of capital stock of Horizon Lamps. Nordson has the right to transfer to Baldwin ownership of the Transferred Shares, free and clear of any and all Encumbrances. Nordson UV Limited owns all of the outstanding share capital of each of the Nordson UV Limited Subsidiaries. STL, Colordry, WKL and ACT are dormant companies for purpose of the UK Companies Act 2006. There are no outstanding options, warrants, rights or calls relating to any of the outstanding share capital of any of the Transferred Entities, there are no convertible or exchangeable securities or other rights, commitments or obligations to purchase or sell any shares of capital stock of any of the Transferred Entities, and no Person has any right of first refusal, preemptive right, subscription right, “phantom stock” right, stock appreciation right or similar right with respect to any shares of capital stock of any of the Transferred Entities. There is no action, suit, proceeding, claim, arbitration or litigation (or, to the Knowledge of Nordson, any investigation) pending or, to the Knowledge of Nordson, threatened against or affecting the Transferred Shares.

          (b) Organization and Authority. Nordson is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated by this Agreement (collectively, the “Transaction Documents”). The Transaction Documents have been duly authorized by all necessary corporate action on the part of Nordson. This Agreement has been duly and validly executed and delivered by Nordson and is the legal, valid and binding obligation of Nordson enforceable against it in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally, including general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. Each of Nordson UV Limited and the Nordson UV Limited Subsidiaries are limited liability companies duly organized and validly existing under the laws of its jurisdiction of organization and has the necessary power and authority to conduct its business as it is presently conducted. Horizon Lamps is a corporation duly organized and validly existing under the laws of the State of New Jersey and has the necessary power and authority to conduct its business as it is presently conducted.
          (c) No Conflict. Except as set forth on Schedule 5(c), neither the execution and delivery of the Transaction Documents, nor the completion of the transactions contemplated by the Transaction Documents, will (i) violate, conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material agreement (including any agreement identified on Schedule 5(m)) to which any of Nordson or any of the Transferred Entities is a party or by which any of them may be bound, (ii) violate any Applicable Law, (iii) result in any Encumbrance upon any of the assets or share capital of any of the Transferred Entities, or (iv) violate or be in conflict with any provision of the articles of incorporation or by-laws (or comparable organizational documents) of Nordson or any of the Transferred Entities. No Transferred Entity is or has been in breach or violation of or default under any provision of its articles of incorporation or by-laws (or comparable organizational documents).
          (d) Financial Statements. Attached to this Agreement as Schedule 5(d) are the following financial statements: (i) an unaudited compiled balance sheet of the Transferred Entities as of October 31, 2009 (the “October 31, 2009 Balance Sheet”); (ii) an unaudited compiled balance sheet of the Transferred Entities as of January 31, 2010 (the “Reference Date Balance Sheet”), and (iii) unaudited compiled income statements of the Transferred Business for the twelve-month period ended October 31, 2009 and for the three-month period ended January 31, 2010 (items (i), (ii) and (iii) together, the “Financial Statements”). The October 31, 2009 Balance Sheet and the Reference Date Balance Sheet fairly present in all material respects the financial position of the Transferred Entities as of the dates indicated, and the income statements included in the Financial Statements fairly present in all material respects the results of operations of the Transferred Business for the periods indicated.
          (e) Inventory. Reserves have been established to reduce the value of all inventory, including parts inventory, work in process, subassembly inventory and finished goods, that is slow moving, excessive or obsolete to the lower of cost or net realizable value in the

Reference Date Balance Sheet. The net value of inventory at the lower of cost or net realizable value in the Reference Date Balance Sheet is in good and merchantable condition and usable or saleable in the ordinary course of business consistent with past practices of the Transferred Entities. The inventory of the Transferred Entities as of January 31, 2010 is of a quality, quantity and mix for such items consistent with the prior business practices of the Transferred Entities. Since January 31, 2010, the inventory has been maintained in the ordinary course of business consistent with the past practices of the Transferred Entities.
          (f) Accounts Receivable; Other Assets. All of the accounts receivable shown in the Reference Date Balance Sheet, net of reserves for doubtful accounts, represent valid and genuine claims arising solely out of bona fide sales and deliveries of goods and performance of services in the ordinary course of business consistent with the past practices of the Transferred Entities. All other assets shown in the Reference Date Balance Sheet, net of any reserves, are valid and recoverable in the ordinary course of business. The reserve for doubtful accounts reflected in the Reference Date Balance Sheet is adequate as of the date thereof under U.S. GAAP; provided that this representation shall not be deemed to be breached unless such reserve is shown to be incorrect by more than $50,000 and then only to the extent the amount by which the reserve is shown to be incorrect exceeds $50,000.
          (g) Actions in Ordinary Course of Business; No Material Adverse Change. Except as set forth on Schedule 5(g) or as otherwise contemplated by this Agreement (including the schedules hereto), since January 31, 2010, with respect to the Transferred Business the Transferred Entities have:
               (i) operated their businesses in the ordinary course as previously and ordinarily conducted and have not incurred any debt or liability, or entered into any contract, otherwise than in the ordinary course of business;
               (ii) used commercially reasonable efforts to maintain their relationships with employees, distributors, sales representatives, customers, suppliers and others with whom they have business relationships;
               (iii) not redeemed or agreed to redeem any shares of capital stock or other equity interests;
               (iv) not issued or agreed to issue any shares of capital stock or other equity interests or any options, warrants, convertible securities or other rights to acquire any shares of capital stock or other equity interests;
               (v) paid trade creditors and collected from account debtors in accordance with their normal practices;
               (vi) not changed the compensation payable to any of their directors, officers or employees, other than normal merit increases and bonuses in the ordinary course of business consistent with past practices;

               (vii) not amended or changed their articles of incorporation or by-laws (or comparable organizational documents);
               (viii) not delayed or postponed the payment of accounts payable or other liabilities, in each case, outside the ordinary course of business consistent with past practice, made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by U.S. GAAP), changed, or made, any Tax election, changed any Tax accounting method or settled any claim for Taxes or written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any inventories or accounts receivables or revalued any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;
               (ix) not (A) adopted, established, entered into, amended or terminated any benefit plan, (B) entered into, amended or modified any collective bargaining agreement, union contract or other contract with any labor organization or union, (C) entered into, amended or modified any employment, consulting, severance, change in control or similar contract, (D) funded or in any other way secured any payment of compensation or benefit under any contract or benefit plan except as required by any existing plan or agreement, (E) exercised any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or benefit plan, or (F) had any labor dispute (other than individual grievances) or any activity or proceeding by a labor union or representative thereof to organize any employees of any Transferred Entity;
               (x) not suffered any material damage, destruction or loss with respect to any of the Transferred Entities’ properties or assets, whether or not covered by insurance;
               (xi) not acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets (whether by merger, consolidation or otherwise), other than acquisitions of supplies, sales of inventory or other actions in the ordinary course of business consistent with past practice;
               (xii) not (A) incurred, guaranteed or assumed any indebtedness, or mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its properties or assets, (B) paid any principal of or interest on any indebtedness before the required date of such payment, cancelled any indebtedness or waived any claims or rights with respect to any indebtedness, except as contemplated by this Agreement, or (C) failed to pay any creditor any amount owed to such creditor when due, except where any such amount is being contested or negotiated in good faith;
               (xiii) not made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
               (xiv) not taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any

Applicable Law concerning reductions in force, such as the WARN Act, or any similar federal, state, local or foreign Applicable Law in any applicable jurisdiction;
               (xv) not made any capital expenditure or commitment for any capital expenditure in excess of $20,000;
               (xvi) not made any material changes in its customary methods of operations, including practices and policies relating to manufacturing, purchasing inventory, marketing, selling and pricing;
               (xvii) maintained in full force and effect the insurance policies covering the Transferred Entities;
               (xviii) not undergone a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except as contemplated by this Agreement;
               (xix) not entered into any change in control, severance or stay-in-place bonus agreement with any of their officers, directors or employees; and
               (xx) not agreed to do any of the foregoing.
Since January 31, 2010, there has not been any material adverse change in the assets, liabilities, financial condition or operations of the Transferred Business, except as contemplated by Schedule 5(g) or as otherwise contemplated by this Agreement.
          (h) Title to Property. The Transferred Entities have good and marketable title to all of their assets, including the assets reflected in the Reference Date Balance Sheet (except for inventory sold and accounts receivable collected since January 31, 2010 in the ordinary course of business), free and clear of any and all Encumbrances, other than liens with respect to equipment leases that are reflected in the Financial Statements (collectively, “Permitted Encumbrances”). The assets held by the Transferred Entities, together with the Transferred Intellectual Property and any other assets held under any valid and subsisting licenses or leases, constitute all of the assets reasonably necessary for the operation of the Transferred Business as it is being conducted as of the date of this Agreement.
          (i) Real Property. None of the Transferred Entities owns any real property. The Transferred Entities listed on Schedule 5(i) have good and valid leasehold estates in, and have exclusive and undisturbed possession of, the corresponding real property identified on Schedule 5(i) (the “Leased Real Property”). Except as set forth on Schedule 5(i), none of the Transferred Entities occupies or uses any real property in connection with the operations of the Transferred Business other than the Leased Real Property. No Person other than the respective Transferred Entity is in possession of or occupies the Leased Real Property, and the Transferred Entities have not granted any other Person the right to use or occupy any part of the Leased Real Property. Nordson has delivered to Baldwin true and complete copies of the leases set forth on Schedule 5(i) (the “Leases”) and all amendments, extensions and renewals thereof. The Leases are in full force and effect and there are no oral Leases. There is no material default on the part of the applicable Transferred Entity or, to the Knowledge of Nordson, the other party thereto, and no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a default by the applicable Transferred Entity or, to the Knowledge of Nordson, the other party thereto, under the Leases. None of the Transferred Entities or Nordson has given or received written notice to or from any Person regarding a potential or alleged default by any Person under the Leases. The full amount of security deposit required under each of the Leases, if any, is on deposit thereunder.
          (j) No Litigation or Claims; No Governmental Investigation. Schedule 5(j) describes all pending and, to the Knowledge of Nordson, threatened litigation or claims against any of Nordson or the Transferred Entities relating to the Transferred Business. To the Knowledge of Nordson, none of Nordson or any of the Transferred Entities is the subject of any investigation or inquiry by any Governmental Entity relating to the Transferred Business. There are no judgments outstanding against any of Nordson or the Transferred Entities relating to the Transferred Business. There is no action, suit, complaint, claim or other proceeding (or, to the Knowledge of Nordson, any investigation) pending or, to the Knowledge of Nordson, threatened against Nordson or any of the Transferred Entities, nor has any order, injunction or decree been issued to Nordson or any of the Transferred Entities, that, in any such case, seeks to enjoin the transactions contemplated by this Agreement.
          (k) Product Warranties. The standard warranties given by the Transferred Entities for the products manufactured or sold by them relating to the Transferred Business are set forth on Schedule 5(k). The Reference Date Balance Sheet reflects adequate reserves, in accordance with U.S. GAAP, as of the date thereof for statutory and contractual warranty claims in connection with any equipment sold by the Transferred Business on or prior to the date of the Reference Date Balance Sheet.
          (l) Environmental. To the Knowledge of Nordson, except as set forth on Schedule 5(l) or in any environmental audits provided by Nordson to Baldwin, the Transferred Entities have at all times complied in all material respects with all Environmental Laws. To the Knowledge of Nordson, except as set forth on Schedule 5(l) or in any environmental audits provided by Nordson to Baldwin, none of the Transferred Entities or the Leased Real Property has any liability resulting from the failure to comply with any such Environmental Laws or from any release, discharge, use, treatment, handling, storage or disposal of any Hazardous Substances, including any liabilities for environmental remediation or for personal injuries to customers, employees or any other Person. To the Knowledge of Nordson, Nordson has delivered to Baldwin copies of all environmental audits that are in the possession of Nordson or the Transferred Entities relating to the real property that is subject to the Leases.
          (m) Contracts. Schedule 5(m) identifies the following contracts to which any of the Transferred Entities is a party relating to the Transferred Business and that include obligations of the Transferred Entities extending after the date hereof:

               (i) any contract or purchase order with a customer that provides for the sale of more than $100,000 in goods or services in any 12-month period ending after the Closing Date;
               (ii) any contract with a supplier that provides for the purchase of more than $100,000 in goods or services in any 12-month period;
               (iii) any contract with a sales representative, sales agent or distributor;
               (iv) any contract that limits the right to compete, sell or distribute products, in any territory;
               (v) any personal property lease with annual rentals in excess of $100,000;
               (vi) any partnership, joint venture or cooperation contract;
               (vii) any contract governing indebtedness for borrowed money, bank overdrafts or letters of credit, and any purchase money security agreement; and
               (viii) any agreement, irrespective of materiality, concerning goods or services exchanged between Nordson and any of the Transferred Entities.
Except as described on Schedule 5(m), each of the contracts required to be listed thereon is valid and in full force and effect, the applicable Transferred Entity has performed all obligations required to be performed by it thereunder, and, to the Knowledge of Nordson, all of the other parties thereto have performed all obligations required to be performed by them thereunder. Except as stated on Schedule 5(m), Nordson has no reason to believe that any of the contracts required to be listed thereon will be cancelled before the end of its term.
          (n) Intellectual Property.
               (i) Schedule 5(n) sets forth an accurate and complete list of the following: all (A) Intellectual Property Rights owned or licensed to the Transferred Entities relating to the Transferred Business, (B) unexpired licenses of Intellectual Property Rights owned by the Transferred Entities relating to the Transferred Business that have been granted by any of the Transferred Entities to any other Person, and (C) other agreements relating to Intellectual Property Rights to which any of the Transferred Entities is a party or bound relating to the Transferred Business. Except as set forth on Schedule 5(n), the Transferred Entities possess a valid, exclusive and subsisting license to use all Intellectual Property Rights identified as licensed by them on Schedule 5(n). Except as set forth on Schedule 5(n), the Transferred Entities own or have the right to use all of the Intellectual Property Rights used by them in the Transferred Business.
               (ii) To the Knowledge of Nordson, none of the Transferred Entities is infringing the right or claimed right of any other Person with respect to any Intellectual Property

Rights relating to the Transferred Business. To the Knowledge of Nordson, except as set forth on Schedule 5(n), none of the Transferred Entities has received within the past five years any notice of any alleged infringement by any other Person of any Intellectual Property Rights that relate to any product manufactured or sold by the Transferred Business.
               (iii) The Transferred Entities have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, or its proprietary rights in, all Intellectual Property Rights used by them in the operation of the Transferred Business.
          (o) Employment; Employee Benefits.
               (i) Nordson has provided lists set forth on Schedule 5(o) of: (A) all officers, employees, directors and/or workers (excluding agency workers) of each of the Transferred Entities and any bonuses and/or equity incentives to which each such individual is entitled, in addition to their hourly or monthly base compensation under the express terms of their employment, service or consultancy agreement or any other contract for services and the company which employs them; and (B) all former officers, employees, workers, directors and consultants of each of the Transferred Entities who are currently receiving severance payments, and the remaining amounts to be paid. Except as set forth on Schedule 5(o), subject to rights and obligations conferred by any Applicable Law, all officers, employees, directors, and workers of each of the Transferred Entities as of the date hereof may be terminated by the relevant Transferred Entity at any time with or without cause and without any contractual severance pay to such officers, employees, directors and workers (other than for a statutory redundancy payment, accrued holiday entitlement and contractual or statutory notice entitlement (whichever is the greater)).
               (ii) (A) Except as set forth on Schedule 5(o), the Transferred Entities do not operate any short-time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non contractual, which provides for payments greater than those required by mandatory law; (B) none of the Transferred Entities has given or received notice to terminate the employment or engagement of any officer, employee, director and/or worker and no such person has ceased to be employed or engaged by the Transferred Entities in the three months prior to the Closing Date; (C) to the Knowledge of Nordson, there is no person previously employed by any of the Transferred Entities who now has a statutory or contractual right to return to work at or be reinstated or re-engaged by a relevant Transferred Entity; (D) to the Knowledge of Nordson, there are no outstanding threatened or actual claims, demands, grievances, protected category questionnaires or arbitrations of material importance between any of the Transferred Entities, on the one hand, and any of their respective officers, employees, directors or workers, on the other hand; (E) to the Knowledge of Nordson, in the three (3) months prior to the Closing Date the Transferred Entities have made no assurance or undertaking to any of their officers, employees, directors and/or workers (excluding agency workers) as to any material change to their contractual remuneration and/or contractual benefits whether in connection with this Agreement or otherwise in connection with their employment or engagement; (F) except as set forth on Schedule 5(o), no offer of employment or engagement has been made by the Transferred Entities that has not yet been accepted or which has been accepted but not yet started; (G) the transfer of the Transferred Shares will not entitle any officer, employee, director, worker and/or any other person or entity engaged by the Transferred Entities under the express terms of their employment, service or consultancy agreement or any other contract for services to terminate their employment or engagement or receive any payment or benefit; and (H) except as set forth on Schedule 5(o), no officer, employee, worker or director of the Transferred Entities has in the 12 months prior to the Closing Date been absent from work for more than three months due to long term ill health.
               (iii) Each of the Transferred Entities has maintained adequate records regarding the service of each officer, employee, director and worker (excluding any agency worker) (including without limitation details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, tax and social security contributions, and where requested under mandatory law, records for the purposes of the EU Working Time Directive or equivalent Applicable Law) and termination of employment.
               (iv) Within the period of one year prior to the Closing Date, none of the Transferred Entities has: (A) made or started implementation of any collective dismissals that have required under any Applicable Law notification to any Governmental Entity or notification to or consultation with any trade union, works council, staff association or other body representing employees; or (B) been a party to any transfer of a business or undertaking that under any Applicable Law has required notification to or consulting with any trade union, works council, staff association or other body representing employees; or (C) to the Knowledge of Nordson, employed any individual who has not possessed the relevant work permit or other appropriate permission to work for the Transferred Entities; (D) been involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, no trade union and/or collective agreement is applicable to the Transferred Entities and no trade union is recognized by the Transferred Entities; or (E) received any subject access request pursuant to the UK Data Protection Act 1998 from any officer, employee, director or worker which remains outstanding.
               (v) Except as set forth on Schedule 5(o), no Transferred Entity has any obligation to make any payment to any of its officers, employees, directors and/or workers pursuant to any express term of their employment, service or consultancy agreement or any other contract for services any benefit in excess of mandatory maternity pay, sick pay, redundancy pay, or pay in respect of parental or paternity leave, nor has any decision been taken in the one year prior to the Closing Date by the relevant Transferred Entity to introduce any scheme which exceeds such mandatory leave or entitlements, and the Transferred Entities have not in the two (2) years preceding the Closing Date made any payments in respect of maternity pay, sick pay, redundancy pay, or pay in respect of parental or paternity leave to any of its officers, employees, directors or workers in excess of mandatory entitlement.
          (p) U.S. Employee Benefits. Except as set forth on Schedule 5(p), neither Horizon Lamps nor any of its subsidiaries sponsors, maintains, or is a party to, any Employee Benefit Plan, and participation in Employee Benefit Plans by employees of Horizon Lamps and its subsidiaries is solely through Employee Benefit Plans sponsored or maintained by Nordson or its ERISA Affiliates (other than Horizon Lamps or its subsidiaries). Each Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, operated, funded and administered in material compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and all other Applicable Laws. With respect to the Employee Benefit Plans, there are no circumstances pursuant to which Baldwin could have any direct, contingent or secondary liability following the Closing Date.
          (q) Compliance with Laws. The Transferred Entities comply and have at all times complied in all material respects with all Applicable Laws. The Transferred Entities do not have any liability, fixed or contingent, for any violation of any Applicable Law. No representation or warranty is provided under this Section 5(q) with respect to compliance with, or any liability for any violation of, any Environmental Law.
          (r) Taxes. The Transferred Entities have filed all Tax returns and reports, including information returns and reports (“Returns”), required under Applicable Law to be filed by them and have paid or withheld all Taxes required under Applicable Law to be paid or withheld. As of the time of filing, all such Returns correctly reflected the income (or other measure of Tax) and any other information required to be shown thereon. Except as set forth on Schedule 5(r), no agreements, waivers or other arrangements with any Governmental Entity providing for an extension of time for filing any Returns or the assessment of any Tax or Tax deficiency is presently in effect, no Tax deficiency has been asserted by any Governmental Entity, and no actions, suits, proceedings, investigations or claims are pending or, to the Knowledge of Nordson, threatened against any of the Transferred Entities with respect to any Tax or assessment. Nordson is eligible to make the Section 338(h)(10) Elections with respect to Horizon Lamps. Nordson UV Limited and each of the Nordson UV Limited Subsidiaries is, and has been at all times since Nordson acquired Nordson UV Limited, a “controlled foreign corporation” for U.S. federal income tax purposes; provided, however, that prior to the Closing Date, Nordson UV Limited shall elect to be treated as a disregarded entity of Nordson. None of Nordson UV Limited or any of the Nordson UV Limited Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b), Section 882(a) or Section 887(b) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise. None of the Transferred Entities (i) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) is a party to any understanding or arrangement described in Code Section 6011(g), U.S. Treasury Regulation Section 1.6011-(4) (with respect to “reportable transactions”), Code Section 6111 or Code Section 6662(d)(2) (with respect to “tax shelters”).
          (s) No Finder’s Fee or Brokerage Commission. Neither Nordson nor any of the Transferred Entities has any obligation to pay a finder’s fee or brokerage commission in connection with the transactions contemplated by this Agreement.
          (t) FCPA. Neither Nordson nor any Transferred Entity (nor any director, officer, agent, employee, consultant of or other Person acting on behalf of Nordson or any

Transferred Entity) has (i) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any Applicable Law of similar effect in any jurisdiction to which such Person is subject or (ii) otherwise taken any action that would cause a Transferred Entity to be in violation of the FCPA, or any Applicable Law of similar effect in any jurisdiction to which such Person is subject.
          (u) Trade Control. The Transferred Entities are in compliance with export controls, sanctions or other trade restrictions arising under the Applicable Laws of the United States and any applicable import restrictions arising under the Applicable Laws of foreign jurisdictions. No Transferred Entity has transported or transports, or has used or uses, materials in any manner that has violated or violates (or would cause an Transferred Entity to be in violation of) export controls, sanctions or other trade restrictions, including (a) the United States Trading with the Enemy Act (50 U.S.C. App. §§1-44), or the International Economic Emergency Powers Act (50 U.S.C. §§1701-1706); (b) business dealings with any Person(s) listed as “Specially Designated Nationals” by the United States Treasury Department from time to time at http://www.treas.gov/offices/enforcement/ofac/sdn/ (or any successor URL); (c) export to any Person designated by the United States Commerce Department as Denied Persons from time to time at http://www.bis.doc.gov/dpl/Default.shtm (or any successor URL); or (d) EAR (15 C.F.R. §760) and Section 999 of the Code.
          (v) Insurance. Schedule 5(v) sets forth (a) a list of each insurance policy and fidelity bond that covers any Transferred Entity, its properties and assets or any director, officer or employee of any Transferred Entity (the “Policies”) and (b) a list of all pending claims and the claims history for each Transferred Entity during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are in full force and effect. All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Such Policies provide insurance coverage consistent with the past practices of the Transferred Entities, and are sufficient for compliance with all Applicable Laws and contracts to which each Transferred Entity is a party or a beneficiary or by which each Transferred Entity or its assets are subject. No Transferred Entity has received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Transferred Entity’s business as a condition to the continuation of coverage under, or renewal of, any such Policy. Notwithstanding the foregoing, the parties agree and acknowledge that Nordson shall have no obligation to maintain any of the Policies in effect at any time after the Closing Date.
          (w) U.K. Pension. Except as set forth on Schedule 5(w), the Nordson UV RBS and the GPP are the only arrangements under which Nordson UV Limited or any of the Nordson UV Limited Subsidiaries have or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of their past or present officers and employees and any persons claiming benefits through such persons. No proposal or announcement has been made to any such past or present employee or officer of Nordson UV Limited or any of the Nordson UV Limited Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.
          (x) Completeness of Disclosure. No representation or warranty made by Nordson in this Agreement, and no statement made in any certificate or other document furnished or to be furnished by Nordson or any Transferred Entity pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.
          (y) Limitations on Representations and Warranties. The representations and warranties set forth in this Section 5 are the only representations and warranties made by Nordson with respect to the Transferred Shares, the Transferred Entities and the Transferred Business. Each of the representations and warranties in this Section 5 shall be deemed to be repeated on the Closing Date.
     6. Representations and Warranties by Baldwin. Baldwin and the Acquisition Subsidiaries hereby jointly and severally represent and warrant to Nordson as follows:
          (a) Organization and Authority. Baldwin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under the Transaction Documents. The U.S. Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under the Transaction Documents. The Dutch Acquisition Subsidiary is a company duly organized, validly existing and in good standing under the laws of the Netherlands and has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under the Transaction Documents. The Transaction Documents have been duly authorized by all necessary corporate action on the part of Baldwin and the Acquisition Subsidiaries. This Agreement has been duly and validly executed and delivered by Baldwin and the Acquisition Subsidiaries and is the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally, including general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
          (b) No Conflict. Neither the execution and delivery of the Transaction Documents, nor the completion of the transactions contemplated by the Transaction Documents, will (i) violate, conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material agreement to which any of Baldwin or the Acquisition Subsidiaries is a party or by which any of them may be bound, (ii) violate any Applicable Law, (iii) result in any Encumbrance upon any of the assets of any of Baldwin or the Acquisition Subsidiaries, or (iv) violate or be in conflict with any provision of the articles of incorporation or by-laws (or comparable governing documents) of any of Baldwin or the Acquisition Subsidiaries.
          (c) No Finder’s Fee or Brokerage Commission. Other than fees payable to EuroConsult, which will be paid in full by Baldwin pursuant to Section 14(a), none of Baldwin or the Acquisition Subsidiaries has any obligation to pay a finder’s fee or brokerage commission in connection with the transactions contemplated by this Agreement.
          (d) Litigation. There is no action, suit, complaint, claim, investigation or other proceeding pending or, to Baldwin’s knowledge, threatened against any of Baldwin or the Acquisition Subsidiaries, nor has any order, injunction or decree been issued to any of Baldwin or the Acquisition Subsidiaries, that, in any such case, seeks to enjoin the transactions contemplated by this Agreement.
          (e) Completeness of Disclosure. No representation or warranty made by any of Baldwin or the Acquisition Subsidiaries in this Agreement, and no statement made in any certificate or other document furnished or to be furnished by any of Baldwin or the Acquisition Subsidiaries pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.
          (f) Limitations on Representations and Warranties. The representations and warranties set forth in this Section 6 are the only representations and warranties made by Baldwin to Nordson with respect to the transactions contemplated by this Agreement. Each of the representations and warranties in this Section 6 shall be deemed to be repeated on the Closing Date.
     7. Covenants of Nordson and Baldwin.
          (a) Access and Investigation. Between the date of this Agreement and the Closing Date, Nordson shall, and shall cause its representatives to, (i) afford Baldwin and its representatives reasonable access to the personnel, properties, contracts, books and records, and other documents and data of the Transferred Business, (ii) furnish Baldwin and its representatives with copies of all such contracts, books and records, and other existing documents and data of the Transferred Business as Baldwin may reasonably request, and (iii) furnish Baldwin with such additional financial, operating and other data and information of the Transferred Business as Baldwin may reasonably request. After the Closing Date, Baldwin and the Acquisition Subsidiaries shall, upon Nordson giving reasonable prior notice, permit Nordson to have reasonable access at mutually agreeable times to the personnel, properties, contracts, books and records, and other documents and data of the Transferred Business (and copies of any such contracts, books and records, and other documents and data of the Transferred Business) as may be necessary for Nordson to comply with its obligations under Applicable Law with respect to its ownership and operation of the Transferred Business and to defend against any action, claim or proceeding that may be asserted against it relating to its ownership or operation of the Transferred Business. Each of Baldwin and Nordson shall satisfy their respective obligations under the Confidentiality Agreement.
          (b) Operation of the Transferred Business. Except as contemplated by this Agreement (including the schedules hereto), between the date of this Agreement and the Closing Date, Nordson shall, and shall cause the Transferred Entities to:
               (i) conduct the Transferred Business only in the ordinary course of business; and
               (ii) use commercially reasonable efforts to preserve intact the current business organization of the Transferred Business, keep available the services of the current officers, employees and agents of the Transferred Business, and maintain relations with suppliers, customers, landlords, creditors, employees and agents having business relationships with the Transferred Business and, without limitation, none of the Transferred Entities shall:
                    (A) dispose of any material assets used or required for the operation of the Transferred Business;
                    (B) allot or agree to allot any shares or other securities, or repurchase, redeem or agree to repurchase or redeem any shares;
                    (C) incur any capital expenditure on any individual item in excess of $20,000;
                    (D) borrow any sum in excess of $250,000, other than amounts borrowed in the ordinary course of business and available to it at the date of this Agreement;
                    (E) enter into any lease agreement;
                    (F) pay any dividend or make any other distribution of assets, other than as contemplated by this Agreement;
                    (G) make, or agree to make, material alterations to the terms of employment (including benefits) of any directors, officers or employees, other than as contemplated by this Agreement;
                    (H) provide or agree to provide any non-contract benefit to any director, officer, employee or their dependants, other than as contemplated by this Agreement;
                    (I) dismiss any employees (other than for cause) or employ or engage (or offer to employ or engage) any person, other than in the ordinary course of business consistent with past practice;

                    (J) create any Encumbrances over any assets or undertaking, other than Permitted Encumbrances;
                    (K) institute, settle or agree to settle any legal proceedings relating to the Transferred Business, except debt collection or compromise in the normal course of business;
                    (L) grant, modify, agree to terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights, other than as contemplated by this Agreement;
                    (M) pay any management charge to Nordson;
                    (N) incur any liability to Nordson, other than the incurrence of trading liabilities or charges for employees providing services to the Transferred Business but not employed by any of the Transferred Entities, in any such case in the normal course of business consistent with past practice, or as contemplated by this Agreement;
                    (O) enter into any (or modify any existing) agreement with any trade union or any agreement that relates to any works council;
                    (P) vary the terms on which any of the Leased Real Properties are held or settle any rent review, other than as contemplated by this Agreement;
                    (Q) make any material change to the accounting procedures or principles by reference to which accounts are drawn up;
                    (R) amend, other than solely to comply with legislative requirements, any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors, officers or employees of the Transferred Entities or to the dependants of any of those people; or
                    (S) start to employ or enter into any form of contract with any individual not employed by or contracted with as of the date hereof other than in the ordinary course business consistent with past practice.
          (c) Conditions; Other Consents. Nordson, Baldwin and the Acquisition Subsidiaries shall use their respective commercially reasonable efforts to satisfy the conditions to the other parties’ obligations as described in Sections 8 and 9 and obtain any other consents or approvals required for the consummation of the transactions contemplated by the Transaction Documents.
          (d) Advise Baldwin of Adverse Change. Between the date of this Agreement and the Closing Date, Nordson shall promptly advise Baldwin of the occurrence of any material adverse change in the assets, liabilities, financial condition or the results of operations of the

Transferred Business or the occurrence of any event or condition that has or could materially and adversely affect the Transferred Business.
          (e) Employment Matters.
               (i) Effective as of the close of business on the Closing Date, Baldwin will offer employment to all of those employees of Nordson dedicated to the Transferred Business who are listed on Schedule 7(e) (the “Nordson Transferred Employees”). If, at any time within one (1) year after the Closing Date, the employment of any Nordson Transferred Employee or any employee of the Transferred Entities as of the Closing Date is terminated, Baldwin shall cause any such terminated employee to be paid severance amounts and benefits equal to the greater of (i) the amounts and benefits required to be paid under Applicable Law and (ii) the amounts and benefits payable to such employee under the policy of Baldwin or one of its subsidiaries applicable to such employee at the time of the employee’s termination. Between the date of this Agreement and the Closing Date, each of Nordson and Baldwin shall use commercially reasonable efforts to cause each of the Nordson Transferred Employees to execute an employment agreement with the applicable Transferred Entity.
               (ii) Nordson shall take such action as may be necessary to cause Horizon Lamps to cease to participate as of the Closing in all Employee Benefit Plans of Nordson and its ERISA Affiliates (other than Horizon Lamps or its subsidiaries). To the extent required by Applicable Law, Nordson shall be liable for (i) disability benefits and workers compensation benefits that are incurred on or prior to the Closing Date by Nordson Transferred Employees, and (ii) claims relating to “COBRA” coverage attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any Nordson Transferred Employees and their beneficiaries and dependents. To the extent required by Applicable Law, Baldwin and its affiliates shall be responsible for (i) disability benefits and workers compensation benefits for Nordson Transferred Employees for claims incurred after the Closing Date, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Closing Date with respect to Nordson Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continue thereafter shall be treated as incurred on or prior to the Closing Date. A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.
          (f) U.K. Pension Matters. Nordson shall at all times indemnify the Baldwin Indemnified Parties, the Transferred Entities and any of their respective officers (together known as the “Indemnified Persons”) and keep them indemnified against any Losses which any of them may suffer or incur by reason of or in connection with:
               (i) any of the Indemnified Persons being found liable to make any payment or contribution to or in respect of any of the Nordson UK Schemes;

               (ii) any of the Indemnified Persons being the subject of any Contribution Notice or Financial Support Direction issued by the UK Pensions Regulator under section 38 or section 43 of the Pensions Act 2004 or to any other notice issued by the UK Pensions Regulator in accordance with its powers under the Pensions Act 2004, in relation to the Nordson UV RBS;
               (iii) any of the Indemnified Persons being found liable to make any payment directly or indirectly upon or arising as a consequence of the decisions of the European Court of Justice in Beckmann v Dynamco Whichloe Macfarlane Limited [2002] or Martin & Others v South Bank University [2003]; or any grounds to make a claim against Nordson UV Limited or any of the Nordson UV Limited Pension Subsidiaries in respect of such right or entitlement;
               (iv) Nordson UV Limited or any or all of the Nordson UV Limited Pension Subsidiaries being or having been principal employer or an Employer in relation to any Nordson UK Scheme;
               (v) any amount failing to be treated as a debt due from any of Nordson UV Limited or any of the Nordson UV Limited Pension Subsidiaries in relation to the Nordson UK Schemes to the trustees of any such Nordson UK Scheme pursuant to section 75 or 75A of the Pensions Act 1995 (as amended) or any regulations made thereunder including, for the avoidance of doubt, any cessation expenses (within the meaning of the Employer Debt Regulations) which arise as a result of any Scheme Apportionment Arrangement as described in Section 8(j)(i) or otherwise; and
               (vi) any claim made by a past or present employee or officer of Nordson UV Limited or any of the Nordson UV Limited Pension Subsidiaries on the grounds that he is entitled to pensions or life assurance benefits or contributions in respect of his employment with one or more of the Nordson UV Limited Pension Subsidiaries before the Closing Date.
          (g) GPP. On the Closing Date, Nordson shall use its best endeavors to ensure that no arrears of contributions in respect of the GPP are outstanding. After the Closing Date none of the Transferred Entities shall make any contributions to the GPP nor shall they offer membership or continued membership of the GPP to any of their employees but shall offer their employees at least such minimum pension arrangements as may be required by law.
          (h) Change of Name; Use of Name.
               (i) After the Closing Date: (A) Baldwin shall, as promptly as reasonably practicable, cause Nordson UV Limited to change its name to a name not including the words “Nordson,” “Nordson UV” or any colorable imitation thereof (the “Prohibited Names”); (B) none of Baldwin, either of the Acquisition Subsidiaries or any of their subsidiaries will, at any time after the Closing Date, establish any business entity that has or uses a name including any of the Prohibited Names; and (C) no existing subsidiary of Baldwin, either of the Acquisition Subsidiaries or any subsidiary now or hereafter owned or controlled by any of them shall maintain or change its name to include, or use any fictitious name or trade name including, any of the Prohibited Names.
               (ii) The parties agree and acknowledge that as of the Closing Date, none of the Transferred Entities will have the right, and Baldwin is not acquiring any right hereunder, to use the name “Nordson,” other than the limited rights set forth in this Section 7(h). For a period of three (3) months after the Closing Date, Baldwin shall be permitted to state in written marketing and promotional materials relating to the Transferred Business that the Transferred Business was “formerly known as the Nordson UV Graphic Arts Business.” In addition, for a period of six (6) months after the Closing Date, Baldwin shall be permitted to sell the inventory of the Transferred Business existing as of the Closing Date that contains the Nordson name and/or logo; provided that Baldwin shall use commercially reasonable efforts to cease using the Nordson name and logo in connection with the sale of such inventory as soon as reasonably practicable.
          (i) U.K. Lease Agreement. Nordson UV Limited is currently the lessee as reflected in the lease dated September 17, 2001 between Nordson UV Limited and Slough Trading Estate Limited and attached hereto as Schedule 7(i) (the “U.K. Lease”). Baldwin agrees that on the Closing Date, it shall execute a Deed of Release and Substitution, in the form attached as Exhibit D (the “Lease Deed of Substitution”), in which Baldwin shall be substituted as surety under Section 9 of the U.K. Lease effective the Closing Date. Baldwin further agrees that it shall be solely responsible for all of the obligations as lessee, including but not limited to any payment for dilapidations expense and any expense related to the exercise of the Option to Determine (as provided in Section 8 of the U.K. Lease). Notwithstanding the foregoing, Nordson shall be responsible for the dilapidations expense incurred as a result of its tenancy prior to the Closing Date, which the parties hereby agree is an amount equal to £251,000. Such amount shall be subtracted from the first scheduled payment under the Promissory Note (as converted from British Pounds to U.S. Dollars at the exchange rate in effect on the date of such payment), and shall constitute the maximum dilapidations cost to be incurred by Nordson. Except as provided in the following sentence, Nordson shall have no further obligation with respect to dilapidations or other charges relating to the Leigh Road property or otherwise under the U.K. Lease. In addition, Nordson shall pay Baldwin the actual amount of penalty rent as set forth in Section 8.3 of the U.K. Lease, in an amount not to exceed £432,526.60, if and when Baldwin (a) elects to exercise its Option to Determine the U.K. Lease at the expiration of the tenth year of the Term, as provided for in Section 8 of the U.K. Lease, pursuant to bona fide documentation evidencing the same, copies of which shall be delivered to Nordson promptly after execution, and (b) fully vacates the Leigh Road property in accordance with the terms of the U.K. Lease. It is expressly agreed that Nordson shall have no indemnity obligation for penalty rent in the event Baldwin elects not to exercise its right to Determine or at any time enters into a new or amended lease agreement with respect to the Leigh Road property for any time period after the expiration of the tenth year of the Term of the U.K. Lease.

          (j) Tax Matters.
               (i) Nordson and Baldwin agree that an election under Section 338(h)(10) of the Code (and each similar provision of any applicable state or local law) (collectively, the “Section 338(h)(10) Elections”) shall be made with respect to the sale by Nordson of the Horizon Lamps Shares to the U.S. Acquisition Subsidiary pursuant to this Agreement. The parties agree that the purchase price relating to the Horizon Lamps Shares shall be allocated among the assets of Horizon Lamps consistent with the manner set forth on Schedule 7(j) hereto. At the Closing, Nordson will deliver to Baldwin an IRS Form 8023, and any similar form provided for under state, local or foreign law, reflecting each Section 338(h)(10) Election, each fully executed by Nordson. As reasonably requested from time to time by Baldwin (whether before, at or after the Closing), Nordson shall assist and provide the necessary information to Baldwin in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other law and any schedules or attachments thereto.
               (ii) Effective prior to the Closing Date, Nordson UV Limited shall make a valid election to be treated for U.S. federal income tax purposes as a disregarded entity of Nordson, with a copy of such election to be provided to Baldwin.
               (iii) Between the date of this Agreement and the Closing Date, Nordson shall cause the Transferred Entities to file on a timely basis all Tax Returns that are required under Applicable Law to be filed by them on or prior to the Closing Date, subject to extensions that may be available under Applicable Law. Baldwin shall cause to be filed on a timely basis all Tax Returns for the Transferred Entities that are required under Applicable Law to be filed by them with respect to taxable periods that end after the Closing Date. Nordson shall indemnify Baldwin from and against all liabilities for Taxes (including any penalties and interest related thereto) attributable to the income, business, assets, operations, activities and status of the Transferred Entities for periods or portions thereof ending on or prior to the Closing Date, but only to the extent the payment of such Taxes is not reserved in the Closing Date Balance Sheet. Baldwin shall pay, indemnify and hold harmless Nordson from and against all liabilities for Taxes (including any penalties and interest related thereto) attributable to the income, business, assets, operations, activities and status of the Transferred Entities for periods or portions thereof beginning after the Closing Date.
               (iv) Whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or taxable period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the taxable year or taxable period ending on the Closing Date (the “First Period”), and for the portion of the taxable year or taxable period beginning after the Closing Date (the “Second Period”), shall be determined by assuming that the First Period ended at midnight on the Closing Date and that the Second Period began immediately thereafter, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

               (v) Nordson shall be entitled to any refund of any estimated Taxes paid by the Transferred Entities with respect to periods ending on or before the Closing Date, to the extent that such refund is not recognised on the latest filed accounts of the Transferred Entities or on the Closing Date Balance Sheet. Nordson shall have the right to determine whether any claim for such a refund of Taxes shall be made by the Transferred Entities. If Nordson elects to make any such claim for refund, Baldwin shall reasonably cooperate with Nordson in connection therewith.
               (vi) Without the prior written consent of Nordson, such consent not to be unreasonably withheld, none of Baldwin or the Acquisition Subsidiaries shall make any election or file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Taxing Authority with respect to any period ending on, before or including the Closing Date that would have the effect of increasing the liability for any Taxes or reducing any Tax benefit of Nordson or (unless any resulting indemnification obligations of Nordson are waived by Baldwin) the Transferred Entities.
               (vii) Stamp Duties. Baldwin shall pay any stamp duties or other transfer Taxes arising as a result of the closing of the transactions contemplated hereby.
               (viii) Registrations of Ownership. Baldwin shall cause the Acquisition Subsidiaries to become registered as members of Nordson UV Limited and Horizon Lamps as promptly as reasonably practicable on or after the Closing Date, and Nordson agrees to reasonably cooperate in connection with the obtaining of such registration. Nordson hereby agrees that for the period starting from the Closing Date and ending when the Acquisition Subsidiaries are registered as members of Nordson UV Limited and Horizon Lamps respectively, (A) it shall hold the Nordson UV Limited Shares and Horizon Lamps Shares in trust for the benefit of the relevant Acquisition Subsidiary, which shall be the sole beneficial owner thereof; and (B) for so long as any of the Nordson UV Limited Shares and Horizon Lamps Shares remain registered in its name it will (X) not exercise any of its rights as member of Nordson UV Limited and Horizon Lamps or appoint any other person to exercise such rights; and (Y) hold in trust for and pay or deliver to the relevant Acquisition Subsidiary any distributions or notices, documents or other communications that may be received after the date of this deed by Nordson in its capacity as a member of Nordson UV Limited and/or Horizon Lamps (as appropriate) from such company or any third party. Baldwin shall indemnify Nordson from and against any liabilities or expenses that Nordson may incur as a result of the registration of the Nordson UV Limited Shares or Horizon Lamps Shares in Nordson’s name at any time after the Closing Date.
               (ix) Book and Records. Nordson agrees that all of the statutory books and registers, financial and accounting books and documents of record, bank mandates and cheque books of the Transferred Entities will be held as of the Closing Date in offices of the Transferred Entities or will be sent by Nordson to offices of the Transferred Entities within thirty (30) days of the Closing Date at Nordson’s expense. Baldwin agrees that it will (a) provide Nordson with access to the books and records of the Transferred Entities after the Closing Date as shall be reasonably necessary to permit Nordson to fulfill its financial reporting obligations with respect to the results of operations of the Transferred Entities during the month in which the

Closing occurs and (b) cause the employees of the Transferred Entities who normally complete Nordson’s subsidiary monthly reporting package to complete such a package for Nordson with respect to the month in which the Closing occurs.
          (k) Nordson Intercompany Accounts and Assets.
               (i) Intercompany Payables and Receivables. All intercompany payables and receivables owing between Nordson or any of the Nordson Retained Subsidiaries, on the one hand, and any of the Transferred Entities, on the other hand, shall be satisfied as of the Closing Date. After the Closing Date, none of Baldwin or any of the Acquisition Subsidiaries or the Transferred Entities shall have any right to receive any payment pursuant to any such payables or receivables. On the Closing Date, Nordson shall cause all of the cash balances held by the Transferred Entities to be distributed to Nordson or the Nordson Retained Subsidiaries designated by Nordson, and none of Baldwin, the Acquisition Subsidiaries or any of the Transferred Entities shall have any right to such cash balances after the Closing Date.
               (ii) Nordson Third Party Receivables. After the Closing Date, Nordson shall pay to Baldwin all amounts paid to Nordson or the Nordson Retained Subsidiaries with respect to the accounts receivable of the Transferred Business that are held, as of the Closing Date, in the name of Nordson or any of the Nordson Retained Subsidiaries. Nordson shall make such payments to Baldwin promptly after the end of each calendar month after the Closing Date in which any amounts are paid to Nordson or the Nordson Retained Subsidiaries. None of Nordson or any of the Nordson Retained Subsidiaries will have any obligation to seek the collection, or any responsibility for the non-payment, of any accounts receivable of the Transferred Business held by them as of the Closing Date; provided that Nordson shall cooperate in good faith to permit Baldwin to undertake commercially reasonable collection efforts relating to any such receivables that are not paid within a commercially reasonable time after the Closing Date. On the Closing Date, Nordson shall provide Baldwin with a list of all accounts receivable of the Transferred Business held by Nordson and the Nordson Retained Subsidiaries as of that date.
               (iii) Customer Advances. All customer advances held as of the Closing Date by Nordson or any of the Nordson Retained Subsidiaries with respect to uncompleted orders for the purchase of goods from the Transferred Business will be paid to Baldwin on the Closing Date in the same currency in which such advances were paid to Nordson or the applicable Nordson Retained Subsidiary. On the Closing Date, Nordson shall provide Baldwin with a list of all such customer advances existing as of that date.
               (iv) Open Purchase Orders. With respect to uncompleted purchase orders for the purchase of goods from the Transferred Business that are held as of the Closing Date by Nordson or any of the Nordson Retained Subsidiaries, the applicable Nordson entity shall transfer such uncompleted purchase order to Baldwin as of the Closing Date, and Baldwin shall assume such uncompleted purchase order and shall cause the applicable Transferred Entity to complete the uncompleted purchase order and honor all obligations thereunder. On the

Closing Date, Nordson shall provide Baldwin with a list of all such uncompleted purchase orders existing as of that date.
               (v) Inventory Transfer. On the Closing Date, Nordson and the applicable Nordson Retained Subsidiaries shall transfer to Baldwin, at no cost to Baldwin, all right, title and interest in and to the additional parts inventory that are held by them as of the Closing Date exclusively to serve local customers of the Transferred Business. Nordson shall, at its cost, ship such inventory within thirty (30) days of the Closing Date to the location designated by Baldwin.
     8. Conditions to Obligations of Baldwin. The obligation of Baldwin and the Acquisition Subsidiaries to effect the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties True on Closing Date. Nordson’s representations and warranties made in this Agreement shall be true in all material respects as of the Closing Date, and Nordson shall have delivered to Baldwin a certificate certifying the same.
          (b) Compliance with Agreement. Nordson shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, and Nordson shall have delivered to Baldwin a certificate certifying the same.
          (c) No Litigation. No litigation, proceeding, investigation or inquiry is pending or threatened that, if sustained, would enjoin or prevent the consummation of the transactions contemplated by the Transaction Documents.
          (d) Third-Party Consents and Approvals. Each of the consents and approvals identified on Schedule 8(d) shall have been obtained and shall be in full force and effect. Nordson shall have also delivered to Baldwin an agreement, in form and substance reasonably acceptable to Baldwin, pursuant to which (i) Nordson surrenders all of its right, title and interest in, to and under that certain lease agreement dated March 17, 2006, between Marino Terra Firma, as landlord, and Horizon Lamps and Nordson, as tenants, for space within the building located at 2 Danforth Drive, Easton, Pennsylvania (the “Pennsylvania Lease”), and (ii) the landlord under the Pennsylvania Lease has consented to the removal of Nordson as a tenant under the Pennsylvania Lease without any corresponding increase or modification to, or expansion of, the liabilities and obligations of the tenant under the Pennsylvania Lease (except with Baldwin’s prior written consent to any such increase, modification or expansion) such that, following the Closing, Horizon Lamps is the only tenant under the Pennsylvania Lease. With respect to that certain Condominium Unit Apartment Lease dated September 1, 2005, between Sutfin Mechanical, Inc., as landlord, and Nordson and Barry Cormier, as tenants, for space within the building located at 23839 West Andrew Road, Plainfield, Illinois (the “Illinois Leased Premises”) (as amended and renewed, the “Illinois Lease”), Nordson shall have also delivered to Baldwin, in form and substance reasonably acceptable to Baldwin, (x) the written consent of the landlord under the Illinois Lease to the assignment of the Illinois Lease by Nordson to Baldwin, or its designated affiliate, and to the surrender of all of Barry Cormier’s right, title and interest in, to and under the Illinois Lease, (y) Barry Cormier’s written surrender of all of his right, title and interest in, to and under the Illinois Lease, and (z) any consents or waivers required from any other party, including any consents or waivers required pursuant to a Condominium Declaration affecting the property of which the Illinois Leased Premises is a part, in order to assign the Illinois Lease to Baldwin, or its designated affiliate.
          (e) Alliance Agreements Nordson and Baldwin shall have agreed to terminate the existing alliance agreements between them.
          (f) Material Adverse Change. There shall not have occurred any material adverse change in the assets, liabilities, financial condition or results of operations of the Transferred Business.
          (g) Transition Services Agreement. Nordson and Baldwin shall have entered into a transition services agreement, in the form attached hereto as Exhibit E (the “Transition Services Agreement”).
          (h) Key Employees. Each of Jim Ainsworth and Eric Zhang shall have executed an employment agreement with Baldwin or the Transferred Entity designated by Baldwin effective as of the Closing Date, and Mike Connors shall have agreed to become employed as of the Closing Date by Baldwin or the Transferred Entity designated by Baldwin.
          (i) Resignations. Resignation letters shall have been executed and delivered by any of the directors and officers of the Transferred Entities who are not contemplated to be employed by the Transferred Entities after the Closing Date.
          (j) Pension Conditions. On or prior to the Closing Date:
               (i) Nordson will procure that the trustees of the Nordson UV RBS, Nordson (UK) Limited and the Nordson UV Limited Pension Subsidiaries enter into a Deed of Substitution and Amendment, in the form attached hereto as Exhibit F, and Scheme Apportionment Arrangements, in a form reasonably acceptable to Nordson and Baldwin (the “Scheme Apportionment Arrangements”), these two documents to be executed in that order, such that Nordson (UK) Limited becomes the principal employer in relation to that scheme;
               (ii) The Scheme Apportionment Arrangements must have the effect that the share of the difference (as defined in the Employer Debt Regulations) of Nordson UV Limited and any or all of the Nordson UV Limited Pension Subsidiaries in relation to any debt which arises under section 75 or 75A of the Pensions Act 1995 (and any regulations made thereunder) is set at/reduced to £250 and the balance of the amount which would have been their liability share (as defined in the Employer Debt Regulations) in relation to those persons is apportioned to Nordson (UK) Limited;

               (iii) Nordson shall pay or procure the payment on behalf of Nordson UV Limited and each of the Nordson UV Limited Pension Subsidiaries of any cessation expenses (within the meaning of the Employer Debt Regulations) that arise; and
               (iv) Nordson shall procure that the trustees of the Nordson UV RBS discharge Nordson UV Limited and each of the Nordson UV Limited Pension Subsidiaries from any debt payable under section 75 or 75A of the Pensions Act 1995 or any regulations made thereunder upon payment of each £250 and any cessation expenses (within the meaning of the Employer Debt Regulations) that arise.
     9. Conditions to Obligations of Nordson. The obligation of Nordson to effect the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties True on Closing Date. The representations and warranties of Baldwin and the Acquisition Subsidiaries made in this Agreement shall be true in all material respects as of the Closing Date, and Baldwin and the Acquisition Subsidiaries shall have delivered to Nordson a certificate certifying the same.
          (b) Compliance with Agreement. Baldwin and the Acquisition Subsidiaries have performed and complied with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, and Baldwin and the Acquisition Subsidiaries shall have delivered to Nordson a certificate certifying the same.
          (c) No Litigation. No litigation, proceeding, investigation or inquiry is pending or threatened that, if sustained, would enjoin or prevent the consummation of the transactions contemplated by the Transaction Documents.
          (d) Third-Party Consents and Approvals. Each of the consents and approvals identified on Schedule 8(d) shall have been obtained and shall be in full force and effect.
          (e) Alliance Agreements. Nordson and Baldwin shall have agreed to terminate the existing alliance agreements between them.
          (f) Supply Agreement. Nordson and Baldwin shall have entered into a supply agreement, in the form attached hereto as Exhibit G (the “Supply Agreement”), providing for the continued supply by the Transferred Entities of microwave bulbs to Nordson’s Microwave Business for a period of at least eighteen (18) months after the Closing Date. (Baldwin agrees and acknowledges that, as of the Closing Date, Jim Ainsworth will have the authority to sign the Supply Agreement on behalf of Nordson UV Limited, effective to make such agreement binding against Nordson UV Limited after the Closing Date.)
          (g) Transition Services Agreement. Nordson and Baldwin shall have entered into the Transition Services Agreement.
          (h) U.K. Lease Agreement. Baldwin shall have executed the Lease Deed of Substitution.

     10. Survival of Representations, Warranties and Covenants. The representations and warranties made by Nordson, Baldwin and the Acquisition Subsidiaries in this Agreement shall survive the sale and purchase of the Transferred Shares pursuant to this Agreement and any investigation or inquiry made by any of them, although any claim for indemnification with respect to the breach of representations and warranties must be brought within the following periods:
          (a) With respect to the representations and warranties set forth in Section 5(a) (Ownership of Shares), Section 5(b) (Organization and Authority), Section 5(c) (No Conflict), Section 5(s) (No Finder’s Fee or Brokerage Commission), Section 6(a) (Organization and Authority), Section 6(b) (No Conflict) and Section 6(c) (No Finder’s Fee or Brokerage Commission), without limitation as to time;
          (b) With respect to the representations and warranties set forth in Section 5(l) (Environmental), within fifteen (15) months following the Closing Date;
          (c) With respect to the representations and warranties set forth in Section 5(r) (Taxes), until two months after the lapse of time specified in the applicable statute of limitations; and
          (d) With respect to all representations and warranties not referred to in clauses (a), (b) or (c) of this Section 10, within a period of fifteen (15) months following the Closing Date.
Any claim brought within the periods described above will continue to survive until it is resolved. Subject to Section 11(c)(ii), a claim for a breach of any of the covenants made by Nordson or Baldwin in this Agreement may be brought at any time.
     11. Indemnification.
          (a) Indemnification by Nordson. Subject to the limitations in Sections 10, 11(c) and 11(e), Nordson shall indemnify Baldwin, the Acquisition Subsidiaries, and their affiliates, successors and assigns and, after the Closing Date, the Transferred Entities (the “Baldwin Indemnified Parties”) against (net of any insurance proceeds or any other payment received by or on behalf of any of them relating thereto) any expense, loss, liability or claim (including reasonable attorneys’ fees and expenses) (“Losses”) incurred by the Baldwin Indemnified Parties by reason of (i) the breach of any of the representations or warranties made by Nordson in this Agreement, (ii) the breach by Nordson of any of the covenants made by it in this Agreement, (iii) the breach by any of the Transferred Entities of any applicable employment contract or employee benefit plan, or the violation by any of the Transferred Entities of any Applicable Law, relating to the employment of any officer, employee or director by any of the Transferred Entities prior to the Closing Date, (iv) any claim or action brought against any of the Transferred Entities by Jetrion relating to a fire on or about September 30, 2009 in Jetrion’s Ypsilanti, Michigan facility allegedly caused by a UV lamp sold by Nordson UV, or (v) any Environmental Claim arising out of or relating to the operation by Nordson or any of the Transferred Entities of the Leased Real Property at any time prior to the Closing Date or the

Release of any Hazardous Substances by Nordson or any of the Transferred Entities on or from the Leased Real Property at any time prior to the Closing Date.
          (b) Indemnification by Baldwin. Subject to the limitations in Sections 10, 11(c) and 11(e), Baldwin and the Acquisition Subsidiaries shall jointly and severally indemnify Nordson, and its affiliates, successors and assigns (the “Nordson Indemnified Parties”) against any Losses incurred by any of them by reason of (i) the breach of any of the representations or warranties made by Baldwin and the Acquisition Subsidiaries in this Agreement or (ii) the breach by any of Baldwin or the Acquisition Subsidiaries of any of the covenants made by any of them in this Agreement. If Baldwin or the Acquisition Subsidiaries become obligated to provide indemnification under this Section 11(b) prior to the Maturity Date of the Promissory Note, then the amount of any such indemnification shall be added to the principal amount of the Promissory Note then outstanding.
          (c) Deductible; Indemnity Cap.
               (i) The Baldwin Indemnified Parties shall not be entitled to indemnification under Section 11(a)(i), and the Nordson Indemnified Parties will not be entitled to indemnification under Section 11(b)(i), unless the aggregate amount of the Losses for which they would otherwise be entitled to indemnification exceeds $50,000 (the “Deductible”). Once the aggregate amount of Losses under Section 11(a)(i) or 11(b)(i), as applicable, exceeds the Deductible, the Baldwin Indemnified Parties or the Nordson Indemnified Parties, as applicable, shall be entitled to indemnification for the amount of the Losses in excess of the Deductible. Subject to the indemnification provided in Section 7(f) (U.K. Pension Matters), with respect to which there shall be no limit on Nordson’s indemnification obligations, and Section 11(c)(ii), with respect to which the separate indemnity cap provided in such Section shall apply, Nordson will not be required to pay indemnification under this Agreement in an aggregate amount that exceeds the Purchase Price, as adjusted pursuant to Section 4 (the “Indemnity Cap”).
               (ii) Notwithstanding Section 11(c)(i), the maximum liability of Nordson with respect to its indemnification obligations under (A) Section 11(a)(i) with respect to the representations and warranties set forth in Section 5(l) (Environmental) and (B) Section 11(a)(v) ((A) and (B) together, the “Environmental Indemnity”) shall be $2,150,000 in the aggregate. The Environmental Indemnity shall expire on the date that is fifteen (15) months after the Closing Date; provided that any claim brought within this time period will continue to survive until it is resolved.
          (d) Notice of Third-Party Claims. If a third party asserts a claim for which any of the parties is entitled to indemnification under this Section 11, the party against whom the claim is asserted will give prompt notice of the claim to the party required to pay the indemnification (the “Indemnifying Party”). The failure to give any such notice will not, however, relieve the Indemnifying Party of his or its obligation to indemnify the other party (the “Indemnified Party”). The Indemnifying Party will have the right to assume control of the defense against the claim, at his or its expense, and to compromise and settle the claim; except that the Indemnifying Party shall not settle such claim without the consent of the Indemnified

Party unless the settlement includes a complete release of the Indemnified Party. Each of the parties will cooperate reasonably in any such defense. If the Indemnifying Party does not assume control of the defense, the party against whom the claim is asserted will have the right, at the expense of the Indemnifying Party, to undertake the defense and to compromise or settle the claim as he or it deems appropriate.
          (e) Further Limitations and Qualifications on Indemnification.
               (i) Notwithstanding anything herein to the contrary, (A) the parties shall not have a right to indemnification with respect to any loss of profits or any consequential, indirect, special or punitive damages and (B) Nordson shall have no liability under this Agreement to the extent the expense, loss or liability comprising the applicable Losses has been reserved or provided for in the Reference Date Balance Sheet or the Closing Date Balance Sheet.
               (ii) If, as of the Closing, Baldwin or its advisors has knowledge that any of the representations and warranties contained in Section 5 is untrue, then Nordson shall have no liability or indemnification obligation hereunder by reason of such misrepresentation or breach of warranty.
               (iii) Except with respect to a claim for fraud, a claim for specific performance pursuant to Section 13, or the failure of Baldwin to satisfy any of its obligations under the Promissory Note, the parties hereby acknowledge and agree that the indemnification rights of the parties under this Section 11 represent the sole and exclusive remedy that the parties have for the matters addressed by this Section 11, including any breach of this Agreement or any of the other agreements or instruments contemplated by this Agreement.
     12. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:
          (a) by the written consent of Nordson and Baldwin (on behalf of itself and the Acquisition Subsidiaries);
          (b) by Baldwin (on behalf of itself and the Acquisition Subsidiaries) (i) if any of the conditions set forth in Section 8 of this Agreement has not been satisfied, or has become incapable of being satisfied, on or before the Closing Date, (ii) Baldwin has given Nordson ten (10) days notice of such matter, (iii) Nordson has failed to cure or cause to be cured such matter within such ten (10) days, and (iv) Baldwin and the Acquisition Subsidiaries are not otherwise in material default under this Agreement;
          (c) by Nordson (i) if any of the conditions set forth in Section 9 of this Agreement has not been satisfied, or has become incapable of being satisfied, on or before the Closing Date, (ii) Nordson has given Baldwin ten (10) days notice of such matter, (iii) Baldwin has failed to cure such matter within such ten (10) days, and (iv) Nordson is not otherwise in material default under this Agreement; or

          (d) by Baldwin (on behalf of itself and the Acquisition Subsidiaries) or by Nordson if the Closing has not occurred on or before July 31, 2010 or such later date as the parties may agree upon (and the terminating party is not otherwise in material default under this Agreement).
     If this Agreement is terminated in a manner permitted by any of subsections (a)-(d) of this Section 12, this Agreement will become void and of no further force and effect, and none of the parties hereto will have any liability to the other parties in respect of such termination of this Agreement; provided, however, that (i) nothing in this Section 12 shall relieve any party from liability it may have hereunder for a breach of this Agreement prior to such termination, and the other parties’ right to pursue all legal remedies for such breach will survive such termination, (ii) the parties’ obligations in Section 11 shall survive, and (iii) the parties shall remain subject to the Confidentiality Agreement in accordance with its terms.
     13. Post Closing Restrictions on Nordson.
          (a) Nordson covenants with Baldwin that it shall not, and shall cause each of its subsidiaries not to, directly or indirectly:
               (i) at any time during the period of five (5) years beginning with the Closing Date, engage in, or invest in or own any business that is engaged in, the sale of non-microwave-powered ultraviolet curing systems or lamps to customers in the graphic arts market where UV-cured inks and coatings are applied to flat sheet or web-based materials that are made of paper, cardboard or flexible packaged materials (the “Restricted Business”);
               (ii) at any time during the period of three (3) years beginning with the Closing Date (A) offer employment to, enter into a contract for the services of, or attempt to entice away from any of Baldwin, its subsidiaries or the Transferred Entities, any individual who is at the time of the offer or attempt, and was at the Closing Date, employed in an executive, managerial, marketing or senior technical position with the Transferred Business, or (B) facilitate the making of any such offer or attempt by any other Person, unless in the case of either (A) or (B) the employment of the individual is for any reason terminated by any of Baldwin, its subsidiaries or the Transferred Entities after the Closing Date; or
               (iii) at any time after the Closing Date, use in the course of any business the words “Horizon Lamps” or “Primarc” or any colorable imitation thereof.
          (b) The covenants in this Section 13 are intended for the benefit of Baldwin and each of the Transferred Entities and apply to actions carried out by Nordson or any of its subsidiaries in any capacity and whether directly or indirectly, on Nordson’s or any of its subsidaries’ own behalf, on behalf of any other person or jointly with any other person.
          (c) Nothing in this Section 13 shall prevent Nordson or any of its subsidiaries from owning up to 5% of any equity securities of any company traded on any U.S. national securities exchange or any other internationally recognized investment or stock exchange, regardless of whether such company is engaged to any extent in the Restricted Business.

          (d) Nothing in this Section 13 shall prevent Nordson or any of its subsidiaries from acquiring, directly or indirectly, shares, other equity interests or substantially all of the assets of any business that is engaged in part in the Restricted Business if the revenue attributable to such portion of the business does not, as of the date of the acquisition, constitute more than 10% of the revenue of the acquired business taken as a whole.
          (e) Each of the covenants in this Section 13 is a separate undertaking by Nordson and shall be enforceable by Baldwin separately and independently of its right to enforce any one or more of the other covenants contained in this Section 13. Each of the covenants in this Section 13 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
          (f) The consideration for the undertakings contained in this Section 13 is included in the Purchase Price, as set out in Section 2(b) of this Agreement.
     14. Miscellaneous.
          (a) Expenses. Each of the parties will pay its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and the completion of the transactions contemplated by this Agreement, including fees and expenses of counsel, accountants and other advisors. Notwithstanding the foregoing, on the Closing Date, Nordson will pay to Baldwin $650,000 in the aggregate to cover Baldwin’s out-of-pocket expenses incurred in connection with the transactions contemplated hereby. Baldwin agrees that it will use such funds only to pay such transaction costs. Upon the payment by Nordson of such funds to Baldwin under this Section 14(a), the Principal Amount of the Promissory Note shall be correspondingly increased.
          (b) Entire Agreement. This Agreement, its exhibits and schedules and the Confidentiality Agreement contain the entire understanding between Nordson, Baldwin and the Acquisition Subsidiaries on this subject matter, and there are no representations, warranties or covenants by or between them other than those set forth in this Agreement and its exhibits and schedules; provided that nothing in the schedules to this Agreement is intended to broaden the scope of any representation or warranty contained in this Agreement. The schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of Nordson contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representation or warranties. No reference to or disclosure of any item or other matter in any schedule shall be construed as an admission or indication that such item is required to be referred to or disclosed in any other schedule. Inclusion of any item in a schedule does not constitute a determination by the representing party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in any schedule relating to any possible breach or violation of any agreement, Applicable Law or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.
          (c) Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefit of that term or condition. No waiver by any party of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.
          (d) Governing Law; Dispute Resolution. The validity, interpretation and enforceability of this Agreement will be governed by the laws of the State of Connecticut, without regard to choice of law or conflict of law rules or principles. In the event of a dispute regarding this Agreement or the transactions contemplated by it, the parties will in good faith use commercially reasonable efforts to resolve the dispute on an amicable basis. If the dispute is not resolved on that basis within sixty (60) days, any party may refer the dispute (other than a dispute that is covered by Section 4) for resolution by one arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will take place in Hartford, Connecticut. Depositions shall be conducted in accordance with the federal rules of civil procedure. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any legal or equitable action sought in any state or federal court located in the State of Connecticut having subject matter jurisdiction. A party may seek a preliminary injunction or other preliminary judicial relief if in his or its judgment such action is necessary to avoid irreparable damage. Despite any such action, the parties shall continue to participate in good faith in the procedures set forth in this Section 14(d). All applicable statutes of limitation shall be tolled during the pendency of any arbitration hereunder, and the parties agree to take such action, if any, required to effectuate such tolling. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. Any court of competent jurisdiction may confirm, or enter a judgment upon, any arbitration award issued pursuant to this Section 14(d), and the parties hereby consent thereto. In any judicial action to compel arbitration under this Section 14(d) or to enforce an arbitral award, the prevailing party shall be entitled to an award of the reasonable expenses (including attorneys’ fees) incurred in bringing or defending the action. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the other agreements, documents and certificates contemplated hereby and the transactions contemplated hereby and thereby or the actions of such party in the negotiation, administration, performance and enforcement hereof and thereof.
          (e) Notices. Any notice or other communication required or permitted under this Agreement will be adequately given when it is personally delivered; when it is sent by fax,

with confirmation of receipt; or one day after it is sent by overnight courier paid by the sender, and addressed as follows:
     to Baldwin or any of the Acquisition Subsidiaries at:
Baldwin Technology Company, Inc.
2 Trap Falls Road, Suite 402
Shelton, Connecticut 06484
Fax no.: (203) 402-5500
Attn: Karl S. Puehringer
President and Chief Executive Officer
     to Nordson:
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Fax no.: (440) 892-9253
Attn: Robert E. Veillette
Vice President, General Counsel & Secretary
     Any party may change the address or fax number to which notices or other communications are to be given by furnishing the other parties with written notice of the change.
          (f) Assignment. None of the parties may assign this Agreement without the prior written consent of the other parties; provided that Baldwin and the Acquisition Subsidiaries may make collateral assignments of their rights under this Agreement to their lenders and/or lenders’ agents.
          (g) Table of Contents; Preamble; Headings. The table of contents, the preamble to this Agreement, and the headings used in this Agreement are for convenience of reference only and are not intended to affect the interpretation of this Agreement.
          (h) Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any Person other than the parties hereto.
          (i) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.
          (j) Further Assurances. Each of the parties hereto shall, at its own expense, execute and deliver such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Transaction Documents and to give effect to the transactions contemplated by this Agreement and the Transaction Documents.
          (k) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.
          (l) Public Announcements. Neither Nordson nor Baldwin shall issue a public announcement regarding the consummation of the transactions contemplated hereby without obtaining the advance approval of the proposed release by the other party.
[signatures follow on the next page]

     IN WITNESS WHEREOF, Nordson, Baldwin and the Acquisition Subsidiaries have executed this Agreement on the date first written above.

NORDSON CORPORATION
By:	/s/ Robert E. Veillette
	Name:	Robert E. Veillette
	Title:	Vice President, General Counsel & Secretary

BALDWIN TECHNOLOGY COMPANY, INC.
By:	/s/ Karl S. Puehringer
	Name:	Karl S. Puehringer
	Title:	President and CEO

BALDWIN AMERICAS CORPORATION
By:	/s/ Karl S. Puehringer
	Name:	Karl S. Puehringer
	Title:	President

BALDWIN EUROPE CONSOLIDATED BV By: Baldwin Graphic Equipment BV Title: Managing Director Represented by:
/s/ J.B.A.H. Willems
Name:	J.B.A.H. Willems
Title:	Managing Director

/s/ John P. Jordan
Name:	John P. Jordan
Title:	Managing Director

Exhibit A
DEFINED TERMS
“Acquisition Subsidiaries” is defined in the first paragraph of this Agreement.
“ACT” is defined in the recitals to this Agreement.
“Agreement” is defined in the first paragraph of this Agreement.
“Applicable Law” means any applicable U.S., foreign or supra-national, federal, state or local, statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), permit, judgment, injunction, notice, decree, writ, directive, treaty, guidance, code of practice or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity.
“Baldwin” is defined in the first paragraph of this Agreement.
“Baldwin Indemnified Parties” is defined in Section 11(a).
“Closing” is defined in Section 3.
“Closing Date” is defined in Section 3.
“Closing Date Balance Sheet” is defined in Section 4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Colordry” is defined in the recitals to this Agreement.
“Confidentiality Agreement” means the confidentiality agreement, dated May 29, 2009, by and between Nordson and Baldwin.
“Deductible” is defined in Section 11(c).
“Dutch Acquisition Subsidiary” is defined in the first paragraph of this Agreement.
“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or pension plan or arrangement which is an “employee pension benefit plan” (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (iii) qualified defined benefit retirement plan or arrangement that is an employee pension benefit plan (including any “multiemployer plan” (as defined in ERISA Section 3(37)), or (iv) “employee welfare benefit plan” (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by Nordson or by any ERISA Affiliate, or to which any of them are a party, for the benefit of any current or former employee, leased employee, director, officer, shareholder, member or independent contractor of Nordson or any of its ERISA Affiliates. In the case of an employee benefit pension plan funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c), or any other funding vehicle, each reference to such employee benefit plan shall include a reference to such trust, organization or vehicle.
“Encumbrances” is defined in Section 2(a).
“Environment” means all air, surface water, groundwater or land, including land surface or subsurface.
“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices of violations, investigations, complaints, requests for information or proceedings, whether criminal or civil, pursuant to or relating to any Environmental Law by any Person based upon, alleging, asserting or claiming any (i) violation of or liability under any Environmental Law or (ii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to the presence or Release into the Environment, of any Hazardous Substances.
“Environmental Indemnity” is defined in Section 11(c)(ii).
“Environmental Laws” means all Applicable Laws relating to: (i) pollution or contamination; (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release, discharge or disposal of, any Hazardous Substances; (iii) the protection of health or the environment; (iv) the effect of the environment on human health or safety or occupational health; or (v) the clean-up of contaminated sites.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.
“ERISA Affiliate” means any Person that, together with Nordson, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Nordson is or has been a general partner.
“Financial Statements” is defined in Section 5(d).
“First Period” is defined in Section 7(j)(iv).
“FCPA” is defined in Section 5(t).
“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GPP” means Nordson UK’s Group Personal Pension Plan with Scottish Widows under scheme number P000059143.
“Hazardous Substances” means any waste, pollutants, contaminants, chemicals, materials, compounds, constituents or substances that are regulated by any Governmental Entity, could give rise to liability under applicable Environmental Laws or that cause a danger to public health or safety, including any polychlorinated biphenyls, asbestos or asbestos containing materials in any form or condition, radioactive materials or waste, fungi (or other mold) or petroleum, crude oil or any fraction thereof.
“Horizon Lamps” is defined in the recitals to this Agreement.
“Horizon Lamps Shares” is defined in the recitals to this Agreement.
“Illinois Lease” is defined in Section 8(d).
“Illinois Leased Premises” is defined in Section 8(d).
“Independent Accountants” is defined in Section 4(a).
“Indemnified Party” is defined in Section 11(d).
“Indemnified Persons” is defined in Section 7(f).
“Indemnifying Party” is defined in Section 11(d).
“Indemnity Cap” is defined in Section 11(c)(i).
“Intellectual Property Rights” means any and all intellectual property rights, including without limitation patents, patent applications, patent rights, design patents, design patent applications, utility models, provisional patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, registered copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know how, trade secrets, technology, proprietary processes and formulae.
“Knowledge of Nordson” means the actual knowledge of the following individuals: Doug Bloomfield; Jim Ainsworth; Christine Schwarzmann; and Srini Subramanian.
“Lease Deed of Substitution” is defined in Section 7(i).
“Leased Real Property” is defined in Section 5(i).
“Leases” is defined in Section 5(i).
“Losses” is defined in Section 11(a).

“Microwave Bulb Business” means the microwave bulb manufacturing business of the Transferred Entities.
“Microwave Business” means the microwave-powered ultraviolet curing systems business of Nordson and the Transferred Entities, other than the Microwave Bulb Business.
“Net Working Capital” means the net working capital of the Transferred Entities calculated in accordance with the Sample Closing Date Balance Sheet.
“Nordson” is defined in the first paragraph of this Agreement.
“Nordson Indemnified Parties” is defined in Section 11(b).
“Nordson Retained Subsidiaries” means all of the direct and indirect subsidiaries of Nordson other than the Transferred Entities.
“Nordson Transferred Employees” is defined in Section 7(e).
“Nordson UK Schemes” means the Nordson UV RBS and GPP.
“Nordson UV Limited” is defined in the recitals to this Agreement.
“Nordson UV Limited Pension Subsidiaries” means STL, Primarc and ACT.
“Nordson UV Limited Shares” is defined in the recitals to this Agreement.
“Nordson UV Limited Subsidiaries” means STL, Primarc, Colordry, WKL and ACT.
“Nordson UV RBS” is the Nordson UV Limited Retirement Benefit Scheme, established by a deed dated 16 January 1995 and made between STL, Primarc and the then trustees of that scheme.
“Objection” is defined in Section 4(a).
“October 31, 2009 Balance Sheet” is defined in Section 5(d).
“Pennsylvania Lease” is defined in Section 8(d).
“Permitted Encumbrances” is defined in Section 5(h).
“Person” means an individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or organization, domestic or foreign, including a Governmental Entity.
“Policies” is defined in Section 5(v).
“Primarc” is defined in the recitals to this Agreement.

“Principal Amount” is defined in Section 2(b).
“Prohibited Names” is defined in Section 7(h)(i).
“Promissory Note” is defined in Section 2(b).
“Purchase Price” is defined in Section 2(b).
“Reference Date Balance Sheet” is defined in Section 5(d).
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment.
“Restricted Business” is defined in Section 13(a)(i).
“Returns” is defined in Section 5(r).
“Sample Closing Date Balance Sheet” is defined in Section 4(a).
“Scheme Apportionment Arrangements” is defined in Section 8(j)(i).
“Second Period” is defined in Section 7(j)(iv).
“Section 338(h)(10) Elections” is defined in Section 7(j)(i).
“STL” is defined in the recitals to this Agreement.
“Supply Agreement” is defined in Section 9(f).
“Target Net Working Capital” means £1,429,589 (with respect to Nordson UV) plus $349,517 (with respect to Horizon Lamps), as shown on the Sample Closing Date Balance Sheet.
“Tax” means any federal, state, county or local net income, profits, alternative or add-on minimum, gross receipts, capital, estate, excise, property, sales, use, import, ad valorem, transfer, franchise, license, social security, unemployment insurance, workers’ compensation, withholding, payroll and employment tax, premium or other amounts payable to a Governmental Entity, including without limitation costs, charges, interest, fines, penalties and expenses incidental or relating to any such tax.
“Tax Return” means any return, report or form required to be filed with any Taxing Authority.
“Taxing Authority” shall mean a Governmental Entity having jurisdiction over the assessments, determination, collection or imposition of any Tax.
“Transaction Documents” is defined in Section 5(b).

“Transferred Business” means (i) the ultraviolet curing system business of the Transferred Entities, (ii) the curing lamp business of Primarc and Horizon Lamps, and (iii) the Microwave Bulb Business of the Transferred Entities.
“Transferred Entities” means Nordson UV Limited, the Nordson UV Limited Subsidiaries and Horizon Lamps.
“Transferred Intellectual Property” is defined in Section 2(d).
“Transferred Shares” means the Nordson UV Limited Shares and the Horizon Lamps Shares.
“Transition Services Agreement” is defined in Section 8(g).
“U.K. Lease” is defined in Section 7(i).
“U.S. Acquisition Subsidiary” is defined in the first paragraph of this Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101.
“WKL” is defined in the recitals to this Agreement.